Execution Version

Exhibit 10.2

DEFERRED PAYMENTS AGREEMENT

Entered into as of September 25, 2006

between

APEX SILVER MINES SWEDEN AB

and

SUMITOMO CORPORATION

TABLE OF CONTENTS

Page
ARTICLE I DEFINITIONS
Section 1.1	Defined Terms
Section 1.2	Definitions from Purchase and Sale Agreement

ARTICLE II SILVER PAYMENTS
Section 2.1	Silver Payment Obligation
Section 2.2	Calculation of Payment
Section 2.3	Payment in Silver Bullion
Section 2.4	Payment in Dollars
Section 2.5	Payment Adjustments

ARTICLE III ZINC PAYMENTS
Section 3.1	Zinc Payment Obligation
Section 3.2	Calculation of Payment; Payment
Section 3.3	Payment Adjustments

ARTICLE IV FAILURE TO MAKE PAYMENT

ARTICLE V TERM
Section 5.1	Term
Section 5.2	Adjustment of Sumitomo Percentage; Survival of Payment Obligations

ARTICLE VI ADDITIONAL PROVISIONS
Section 6.1	Access to Records
Section 6.2	No Right of Off-Set
Section 6.3	Entire Agreement
Section 6.4	Governing Law; Language
Section 6.5	Dispute Resolution
Section 6.6	Headings
Section 6.7	Notices
Section 6.8	Severability
Section 6.9	Amendment; Waiver
Section 6.10	Assignment and Binding Effect
Section 6.11	No Benefit to Others
Section 6.12	No Consequential Damages
Section 6.13	Counterparts
Section 6.14	Interpretation
Section 6.15	Rules of Construction

Attachment A – Mine Map

DEFERRED PAYMENTS AGREEMENT

This Deferred Payments Agreement is entered into as of September 25, 2006 (the “Closing Date”), by and between:

APEX SILVER MINES SWEDEN AB, a privat aktiebolag duly organized and validly existing under the Laws of the Kingdom of Sweden (“Apex Sweden”), with its registered office at Accurate Accounting AB, Draketan 7, SE-412 50, Göteborg, Sweden; and

SUMITOMO CORPORATION, a corporation duly organized and validly existing under the Laws of Japan (“Sumitomo”), with its headquarters at 1-8-11, Harumi, Chuo-ku Tokyo 104-8610, Japan.

Apex Sweden and Sumitomo are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”  Capitalized terms used and not otherwise defined in this Agreement have the respective meanings ascribed thereto in ARTICLE I.

RECITALS

A.            Pursuant to the Purchase and Sale Agreement, dated as of September 25, 2006 (the “Purchase and Sale Agreement”), Sumitomo, among other things, acquired (1) 100% of the issued and outstanding share capital of New Sweden 1, which on the Closing Date owned 35% of the issued and outstanding share capital of Minera San Cristóbal S.A., a sociedad anónima organized under the Laws of Bolivia (“MSC”), (2) 100% of the issued and outstanding share capital of New Sweden 2, which on the Closing Date owned 35% of the issued and outstanding quotas of Apex Metals Marketing GmbH, a Gesellschaft mit beschränkter Haftung organized under the Laws of Switzerland (“New Metals”), and (3) 35% of the issued and outstanding share capital of Apex Silver Finance Ltd., an exempted company limited by shares incorporated under the Laws of the Cayman Islands, British West Indies (“New Cayman”) (collectively, the “Acquisition”).

B.            MSC owns and is developing a silver, zinc, and lead mine known as the San Cristóbal Mine, located in the Republic of Bolivia.  MSC shall produce zinc, lead, and bulk concentrates from certain Production at the Mine (the “Concentrates”) and New Metals has the exclusive right to acquire and market the Concentrates.  New Metals has entered, and from time to time shall enter into agreements for the sale of Concentrates purchased from MSC with smelters, refineries and traders (any such agreement entered into by New Metals with a Person who is not an Affiliate of Apex or which is otherwise on an arm’s length basis, a “Sales Agreement” and collectively, the “Sales Agreements”).

C.            Pursuant to Section 2.2 of the Purchase and Sale Agreement, the Purchase Price to be paid by Sumitomo in connection with the Acquisition is payable, in part, by payment of Deferred Payments to Apex Sweden.  This is the Deferred Payments Agreement referred to in the Purchase and Sale Agreement.  This Agreement sets forth the terms and conditions with respect to the Deferred Payments.

AGREEMENT

In consideration of the mutual promises, covenants, and agreements set forth herein, the Purchase and Sale Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1             Defined Terms For purposes of this Agreement, the following terms have the following meanings:

“Acquisition” has the meaning specified in the recitals.

“Agreement” means this Deferred Payments Agreement.

“Apex” means Apex Silver Mines Limited, an exempted company limited by shares incorporated under the laws of the Cayman Islands, British West Indies.

“Apex Interestholders” means the “Apex Interestholders” as defined in the MSC Shareholders Agreement, the “Apex Interestholders” as defined in the New Metals Quotaholders Agreement, the “Apex Interestholders” as defined in the New Cayman Shareholders Agreement, and their Affiliates which own any right, tile, and interest in the Transmission Line Loan.

“Apex Interests” has the meaning specified in the MSC Shareholders Agreement.

“Apex Luxembourg” means Apex Luxembourg S.à r.l., a société à responsabilité limitée organized under the Laws of the Grand Duchy of Luxembourg, with its registered office at 73, Côte d’Eich, L-1450 Luxembourg, registered with the Luxembourg Register of Commerce (Registre de Commerce et des Sociétés du Grand-Duché de Luxembourg) under number B 110 956.

“Apex Metals Account” means (a) the unallocated metals account of Apex Sweden maintained in London, England, by Prudential as Account No. 080020911 in the name of Apex Silver Mines Limited, or (b) such other account or accounts as Apex Sweden may designate from time to time by notice to Sumitomo delivered in accordance with Section 6.7 not less than five days prior to the date of any Silver Payment to be made by delivery of Silver Bullion.

“Apex Sweden” has the meaning specified in the preamble.

“Business Day” means any day other than Saturday, Sunday, and a day on which banks in New York, New York, U.S.A. or Tokyo, Japan are required or permitted to close.

“Closing Date” has the meaning specified in the preamble.

“Concentrates” has the meaning specified in the recitals.

“Default Rate” means a rate per annum equal to the lesser of: (a) LIBOR plus four percent or (b) the Maximum Legal Rate.

“Delivered Silver” has the meaning specified in Section 2.3(a).

“Delivery Business Day” means any Business Day other than a day on which banks in the relevant Delivery Location are required or permitted to close.

“Delivery Location” means the vault of JP Morgan Chase located in London, England, or such other location in London, England, as may be designated by Apex Sweden in the Delivery Notice.

“Delivery Notice” has the meaning specified in Section 2.3(a).

“Dispute Resolution Agreement” means that certain Dispute Resolution Agreement, dated as of the date hereof, by and among Apex, Apex Sweden, Apex Luxembourg, Service Company, Sumitomo, New Sweden 1, New Sweden 2, MSC, New Metals, and New Cayman.

“Dollar” or “Dollars” means the lawful currency of the United States of America.

“Election Notice” has the meaning specified in Section 2.2(a).

“GAAP” means generally accepted accounting principles as used in the United States of America.

“Governmental Equity Ownership” has the meaning specified in Section 5.2(c).

“Governmental Mine Ownership” has the meaning specified in Section 5.2(d).

“Indirect Interests” has the meaning specified in the MSC Shareholders Agreement.

“Interests” has the meaning specified in the MSC Shareholders Agreement.

“LBMA” means the London Bullion Market Association.

“LIBOR” means the London interbank offered rate of major banks for six-month Dollar deposits that appears on page 3750 of the Dow Jones Telerate Service (or on any successor or substitute page of such service or any successor to or substitute for such service or similar service, if such service is no longer available) at approximately 11:00 a.m., London, England time on any date of determination therefor.

“LME” means the London Metal Exchange or, if the LME ceases to exist, the industry’s generally accepted successor exchange thereto.

“LME Difference” means the amount by which the LME Price of zinc exceeds US$1,800.00 per tonne.

“LME Price” means the average of the daily official LME cash settlement quotations for Special High Grade zinc, quoted in Dollars, for the quotational period as set forth in the applicable Sales Agreement (as published in Metal Bulletin during such quotational period, but corrected to the official quotations of the LME in the event of printing errors).

“LOCO” has the meaning set forth in LBMA Glossary of Terms.

“Maximum Legal Rate” means on any day, the highest non-usurious rate of interest permitted by applicable law on such day, computed on the basis of the actual number of days elapsed over a year of 360 days.

“Metal Bulletin” means the Metal Bulletin publication published by Metal Bulletin Plc.

“Mine” solely, for the purposes of this Agreement, means the area inside the boundary delineated as the “Buffer Zone” set forth on the map attached hereto as Attachment A.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto, so long as such successor is a “nationally recognized statistical rating organization” registered with the Securities and Exchange Commission of the United States of America.

“MSC” has the meaning specified in the recitals.

“MSC Shareholders Agreement” means that certain MSC Shareholders Agreement, dated as of the Closing Date, among Apex Sweden, Apex Luxembourg, New Sweden 1, and MSC.

“New Cayman” has the meaning specified in the recitals.

“New Cayman Shareholders Agreement” means that certain Apex Silver Finance Shareholders Agreement, dated as of the Closing Date, among Apex Luxembourg, Sumitomo, and New Cayman.

“New Metals” has the meaning specified in the recitals.

“New Metals Quotaholders Agreement” means that certain New Metals Quotaholders Agreement, dated as of the Closing Date, among Apex Sweden, New Sweden 2, and New Metals.

“New Sweden 1” means Gotlex Lageraktiebolag nr 451, organization number 556702-1083, a privat aktiebolag duly organized and validly existing under the Laws of the Kingdom of Sweden, with its registered office at c/o Wistrand Advokatbyra, Lilla Bommen 1, 411 04 Göteborg, Sweden.

“New Sweden 2” means Comercial Metales Blancos AB, a privat aktiebolag duly organized and validly existing under the Laws of the Kingdom of Sweden, with its registered office at c/o Anders Sköldberg, Ernst & Young AB, 401 82 Göteborg, Sweden.

“Ownership Adjustment” has the meaning specified in Section 5.2(a).

“Party” or “Parties” has the meaning specified in the preamble.

“Payable Silver” means the amount of silver (in troy ounces) equal to the amount of silver contained in the Concentrates for which payment is to be made to a seller in accordance with the terms of the applicable Sales Agreement.

“Payable Silver Payment” means, in respect of a shipment of Concentrates made by seller pursuant to a Sales Agreement, a sum in Dollars equal to the product of (a) the Payable Silver in such shipment and (b) the per troy ounce silver price payable for the silver content of such shipment as set forth in such Sales Agreement.

“Payable Zinc” means the amount of zinc (in tonnes) equal to the amount of zinc contained in the Concentrates for which payment is to be made to a seller in accordance with the terms of the applicable Sales Agreement.

“Payment Date” has the meaning specified in ARTICLE IV.

“Payment Quarter” means each calendar quarter, or portion thereof, during the term of this Agreement.

“Production” means (a) ore from the Mine that is processed by MSC through the mill located at the Mine that is under construction on the Closing Date (including any expansions or extensions thereto over time) (the “Mill”), and (b) ore from the Mine that is processed by MSC through a facility located at the Mine other than the Mill, which may include a heap leach or oxide treatment facility.

“Purchase and Sale Agreement” has the meaning specified in the recitals.

“Qualified Third Party” means an Entity the non-credit-enhanced long-term senior unsecured debt of which is rated at least the lesser of (a) BBB- by S&P or Baa3 by Moody’s, and (b) the credit rating of the non-credit-enhanced long-term senior unsecured debt of Sumitomo as provided by S&P or Moody’s as of the date of the Sale by the Sumitomo Interestholders of their Sumitomo Interests to such Entity.

“Quarterly Silver Payment” has the meaning specified in Section 2.2(a).

“Quarterly Zinc Payment” has the meaning specified in Section 3.2(a).

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc and any successor thereto so long as such successor is a nationally recognized statistical rating organization registered with the Securities and Exchange Commission of the United States of America.

“Sale” has the meaning specified in the MSC Shareholders Agreement.

“Sales Agreement” or “Sales Agreements” has the meaning specified in the recitals.

“Silver Adjustment Amount” has the meaning specified in Section 2.5.

“Silver Bullion” means (a) silver bullion bars produced by a refiner on the LBMA “Good Delivery List of Acceptable Refiners,” complying with the standards of the LBMA relating to good delivery and fineness from time to time in effect or (b) silver bullion which is suitable for a metal transfer in metal accounts at LOCO London.

“Silver Payment” has the meaning specified in Section 2.1.

“Silver Payment Adjustment Event” has the meaning specified in Section 2.5.

“Silver Payment Adjustment Notice” has the meaning specified in Section 2.5.

“Silver Payment Notice” has the meaning specified in Section 2.2(a).

“Silver Share” means 22.86% of the Payable Silver attributed to New Sweden 1’s 35% ownership interest in MSC as of the Closing Date.

“Sumitomo” has the meaning specified in the preamble.

“Sumitomo Interestholders” means the “Sumitomo Interestholders” as defined in the MSC Shareholders Agreement, the “Sumitomo Interestholders” as defined in the New Metals Quotaholders Agreement, the “Sumitomo Interestholders” as defined in the New Cayman Shareholders Agreement, and their Affiliates which own any right, tile, and interest in the Transmission Line Loan.

“Sumitomo Interests” has the meaning specified in the MSC Shareholders Agreement.

“Sumitomo Payable Silver” means, in respect of a shipment of Concentrates delivered by a seller pursuant to a Sales Agreement, an amount of Payable Silver equal to the product of (a) Silver Share and (b) the Payable Silver in such shipment.

“Sumitomo Payable Silver Payment” means, in respect of a shipment of Concentrates made by a seller pursuant to a Sales Agreement, an amount in Dollars equal to the product of (a) the Silver Share and (b) the Payable Silver Payment for such shipment.

“Sumitomo Payable Zinc” means, in respect of a shipment of Concentrates delivered by a seller pursuant to a Sales Agreement, an amount of Payable Zinc equal to the product of (a) the Zinc Share and (b) the Payable Zinc in such shipment.

“Transmission Line Loan” has the meaning specified in the MSC Shareholders Agreement.

“Unpaid Amount” has the meaning specified in ARTICLE IV.

“US$” means Dollars.

“Zinc Adjustment Amount” has the meaning specified in Section 3.3.

“Zinc Payment Adjustment Event” has the meaning specified in Section 3.3.

“Zinc Payment Adjustment Notice” has the meaning specified in Section 3.3.

“Zinc Payment Notice” has the meaning specified in Section 3.2(a).

“Zinc Share” means 20% of the Payable Zinc attributed to New Sweden 1’s 35% ownership in MSC as of the Closing Date.

“Zinc Shipment Payment” has the meaning specified in Section 3.2(a).

Section 1.2             Definitions from Purchase and Sale Agreement.  Undefined capitalized terms used herein have the respective meanings set forth in the Purchase and Sale Agreement.

ARTICLE II
SILVER PAYMENTS

Section 2.1             Silver Payment Obligation.  For each Payment Quarter, Sumitomo shall pay to Apex Sweden (the “Silver Payment”), at Sumitomo’s election in its sole discretion, either (a) an amount of Silver Bullion equal to the Sumitomo Payable Silver for all shipments of Concentrates delivered during such Payment Quarter, or (b) cash equal to the Quarterly Silver Payment.  The foregoing shall be calculated in accordance with Section 2.2 for each shipment of Concentrates delivered during such Payment Quarter to counterparties under the Sales Agreements.

Section 2.2             Calculation of Payment.

(a)           No later than five Business Days after the end of each Payment Quarter, Apex Sweden shall deliver to Sumitomo notice (the “Silver Payment Notice”) in accordance with Section 6.7 setting forth (i) the shipments of Concentrates delivered to counterparties under the Sales Agreements during such Payment Quarter (for the avoidance of doubt and for the purposes of this Agreement, a shipment shall be deemed delivered to a counterparty as of the date the provisional payment under the applicable Sales Agreement is received by New Metals), (ii) the Payable Silver and the Sumitomo Payable Silver for each such shipment, (iii) the Payable Silver Payment and the Sumitomo Payable Silver Payment for each such shipment, (iv) the Dollar amount equal to the sum of the Sumitomo Payable Silver Payments for all such shipments (the “Quarterly Silver Payment”), and (v) the details of the bank account of Apex Sweden (which shall be in London, England, New York, N.Y., or Tokyo, Japan) to which Sumitomo would be required to pay the Quarterly Silver Payment should it elect to make the Silver Payment in cash. Each Silver Payment Notice shall be accompanied by such supporting evidence as is reasonably necessary for Sumitomo to confirm the information set forth therein.  No later than three Business Days after receipt of the Silver Payment Notice, Sumitomo shall provide Apex Sweden written notice of its election either (A) to make the Silver Payment in Silver Bullion pursuant to Section 2.1 and in accordance with Section 2.3, or (B) to make the Silver Payment in Dollars pursuant Section 2.1 and in accordance with Section 2.4 (the “Election Notice”).

(b)           For the avoidance of doubt, the Parties acknowledge and agree that the Payable Silver and the Payable Silver Payment shall be calculated in the manner provided in the applicable Sales Agreement without giving effect to costs or amounts associated with the processing, refining, smelting, or treating of the Concentrates including treatment charges, refining charges, or penalties for impurities.

Section 2.3             Payment in Silver Bullion.

(a)           If Sumitomo elects to make the Silver Payment in Silver Bullion (the “Delivered Silver”), then, no later than five Business Days after receipt of the Election Notice, Apex Sweden shall provide Sumitomo notification in accordance with Section 6.7 confirming the information for the Delivery Location (the “Delivery Notice”).  No later than five Delivery Business Days after receipt of the Delivery Notice, Sumitomo shall cause the Delivered Silver to be delivered to the Delivery Location.  The amount of the Delivered Silver shall be equal to the amount of Sumitomo Payable Silver correctly set forth in the Silver Payment Notice.

(b)           Apex Sweden shall not be responsible for insurance, storage, transportation, transfer, or other costs prior to the time title to the Delivered Silver delivered hereunder has passed to Apex Sweden in accordance with Section 2.3(c).  Sumitomo shall bear all costs and expenses associated with the delivery of the Delivered Silver.

(c)           Possession of and title to Delivered Silver delivered pursuant hereto shall pass from Sumitomo to Apex Sweden when such Delivered Silver is credited to the Apex Metals Account and is recorded through appropriate book entry on the books and records of the institution maintaining the Apex Metals Account.  Until such time, Sumitomo shall be deemed to be in control and possession of, have title to, risk of loss of, and be responsible for such Delivered Silver and, after such time, Apex Sweden shall be deemed to be in control and possession of, have title to, risk of loss of, and be responsible for such Delivered Silver.

(d)           Sumitomo shall be liable for and shall pay, cause to be paid or reimburse Apex Sweden if Apex Sweden has paid, all Taxes applicable to the Delivered Silver delivered hereunder prior to the time title to the Delivered Silver has passed to Apex Sweden in accordance with Section 2.3(c).  Apex Sweden shall be liable for and shall pay, cause to be paid or reimburse Sumitomo if Sumitomo has paid, all Taxes applicable to the Delivered Silver delivered hereunder at or after the time title to the Delivered Silver has passed to Apex Sweden in accordance with Section 2.3(c).

(e)           Sumitomo hereby represents, warrants, and covenants that (i) Sumitomo has good, valid, and marketable title to the Delivered Silver, free and clear of all liens, upon delivery to Apex Sweden, and (ii) the Delivered Silver shall be Silver Bullion.

Section 2.4             Payment in Dollars.  If Sumitomo elects to make the Silver Payment in Dollars, then, no later than five Business Days after the date of receipt of the Silver Payment Notice, Sumitomo shall pay to Apex Sweden an amount equal to the Quarterly Silver Payment by wire transfer of immediately available Dollar funds to the account or accounts of Apex Sweden designated by it in such Silver Payment Notice.

Section 2.5             Payment Adjustments.  The Parties acknowledge and agree that the determination of the Silver Payment for any Payment Quarter may, in part, be based upon “provisional payments” made in accordance with the applicable Sales Agreements for which “final payment” has not been determined prior to the end of such Payment Quarter.  The foregoing may result in a necessary adjustment of the actual Payable Silver applicable to a shipment used in the calculation of the Payable Silver for a Payment Quarter and as such, an adjustment in the Silver Payment for such Payment Quarter may be necessary (a “Silver Payment Adjustment Event”).  In accordance with the foregoing, if a Silver Payment Adjustment Event occurs, then Apex Sweden shall promptly provide Sumitomo written notice of same (a “Silver Payment Adjustment Notice”).  The Silver Payment Adjustment Notice shall set forth (a) the amount by which the Sumitomo Payable Silver for such Payment Quarter was either reduced or increased and (b) the Dollar value of such adjusted amount (the “Silver Adjustment Amount”).  If the Silver Payment for a Payment Quarter is reduced, then Apex Sweden shall deliver payment of the Silver Adjustment Amount concurrently with delivery of the Silver Payment Adjustment Notice.  If the Silver Payment for a Payment Quarter is increased, then Sumitomo shall make payment of the Silver Adjustment Amount concurrently with the Silver Payment for the following Payment Quarter.

ARTICLE III
ZINC PAYMENTS

Section 3.1             Zinc Payment Obligation.  For each Payment Quarter, Sumitomo shall pay to Apex Sweden in cash an amount equal to the Quarterly Zinc Payment.  The foregoing shall be calculated in accordance with Section 3.2 for each shipment of Concentrates delivered during such Payment Quarter to counterparties under the Sales Agreements.

Section 3.2             Calculation of Payment; Payment.

(a)           No later than five Business Days after the end of each Payment Quarter, Apex Sweden shall deliver to Sumitomo notice (the “Zinc Payment Notice”) in accordance with Section 6.7 that sets forth (i) the shipments of Concentrates delivered to counterparties under the Sales Agreements during such Payment Quarter (for the avoidance of doubt and for the purposes of this Agreement, a shipment shall be deemed delivered to a counterparty as of the date the provisional payment under the applicable Sales Agreement is received by New Metals), (ii) the amount of the Payable Zinc and the Sumitomo Payable Zinc for each such shipment, (iii) the LME Price for each such shipment as calculated pursuant to the applicable Sales Agreement, (iv) the LME Difference for each such shipment, (v) the Dollar amount equal to the amount of Sumitomo Payable Zinc for each such shipment multiplied by the LME Difference for that shipment (each a “Zinc Shipment Payment”), (vi) the Dollar amount equal to the sum of the Zinc Shipment Payments (the “Quarterly Zinc Payment”) and (vii) the details for the bank account of Apex Sweden (which shall be in London, England, New York, N.Y., or Tokyo, Japan) to which Sumitomo is required to pay the Quarterly Zinc Payment.  Each Zinc Payment Notice shall be accompanied by such supporting evidence as is reasonably necessary for Sumitomo to confirm the information set forth therein.

(b)           Each Quarterly Zinc Payment shall be payable no later than five Business Days after the date of receipt of the Zinc Payment Notice by wire transfer in immediately available funds to the account designated by Apex Sweden in the Zinc Payment Notice.

(c)           For the avoidance of doubt, the Parties acknowledge and agree that the Payable Zinc shall be calculated in the manner provided in the applicable Sales Agreement without giving effect to costs or amounts associated with the processing, refining, smelting or treating of the Concentrates including treatment charges, refining charges or penalties for impurities.

Section 3.3             Payment Adjustments.  The Parties acknowledge and agree that the determination of a Quarterly Zinc Payment may, in part, be based upon “provisional payments” made in accordance with the applicable Sales Agreements for which “final payment” has not been determined prior to the end of the relevant Payment Quarter.  The foregoing may result in a necessary adjustment of the actual Payable Zinc applicable to a shipment used in the calculation of the Payable Zinc for a Payment Quarter and as such, an adjustment in the Quarterly Zinc Payment for such Payment Quarter may be necessary (a “Zinc Payment Adjustment Event”).  In accordance with the foregoing, if a Zinc Payment Adjustment Event occurs, then Apex Sweden shall promptly provide Sumitomo written notice of same (a “Zinc Payment Adjustment Notice”).  The Zinc Payment Adjustment Notice shall set forth (i) the amount by which the Sumitomo Payable Zinc for such Payment Quarter was either reduced or increased and (ii) the Dollar value of such adjusted amount (the “Zinc Adjustment Amount”).  If the Quarterly Zinc Payment for a Payment Quarter is reduced, then Apex Sweden shall deliver payment of the Zinc Adjustment Amount concurrently with delivery of the Zinc Payment Adjustment Notice.  If the Quarterly Zinc Payment for a Payment Quarter is increased, then Sumitomo shall make payment of the Zinc Adjustment Amount concurrently with the Quarterly Zinc Payment for the following Payment Quarter.

ARTICLE IV
FAILURE TO MAKE PAYMENT

If Sumitomo fails to make a Silver Payment or Quarterly Zinc Payment (the unpaid portion thereof, an “Unpaid Amount”) on the date such payment is due and payable (the “Payment Date”), then, commencing on the Payment Date and continuing until such Unpaid Amount (together with accrued interest thereon) is paid in full, the unpaid portion of the Unpaid Amount shall bear interest, calculated daily (computed on the actual days elapsed over a year of 360 days), at the Default Rate.  To the extent the Unpaid Amount is a Silver Payment made in Silver Bullion pursuant to Section 2.3, interest shall accrue based upon the amount of the Quarterly Silver Payment that would otherwise have been due on the Payment Date.

ARTICLE V
TERM

Section 5.1             Term.  Unless otherwise agreed in writing by the Parties, the Parties’ obligations under this Agreement shall commence on the Closing and shall terminate, along with this Agreement, upon the earlier of:

(a)           the permanent cessation of Production;

(b)           the completion of the Sale by the Sumitomo Interestholders of all, but not less than all, of their Sumitomo Interests to Apex and/or its Subsidiaries whether such Sale is pursuant to the MSC Shareholders Agreement, the New Metals Quotaholders Agreement, the New Cayman Shareholders Agreement, as applicable, or otherwise; or

(c)           the completion of the Sale by the Apex Interestholders of all, but not less than all, of their Interests to Sumitomo and/or its Subsidiaries whether such Sale is pursuant to the MSC Shareholders Agreement, the New Metals Quotaholders Agreement, the New Cayman Shareholders Agreement, as applicable or otherwise; provided, however, that the purchase price for such Sale shall include an amount equal to the price for which the right, title, and interest of Apex Sweden in and to this Agreement could be sold, as of the date of such Sale, in an arm’s-length transaction to an unaffiliated, bona fide, third-party purchaser in an orderly sale.

Section 5.2             Adjustment of Sumitomo Percentage; Survival of Payment Obligations.

(a)           The Parties understand that, during the term of this Agreement, Sumitomo’s direct or indirect ownership interests in MSC, New Metals, and New Cayman, and related “share” of Production may be adjusted upward or downward from time to time as a result of adjustment events (including by Sale to Apex) pursuant to the MSC Shareholders Agreement, the New Metals Quotaholders Agreement, the New Cayman Shareholders Agreement, as applicable, or otherwise (an “Ownership Adjustment”).  Notwithstanding the foregoing, the Parties acknowledge and agree that, except as provided in Section 5.1 and this Section 5.2, if an Ownership Adjustment occurs, the Silver Share and the Zinc Share, as set forth in ARTICLE II and ARTICLE III, respectively, shall not be adjusted to conform to such Ownership Adjustment and shall remain as defined herein on the Closing Date.

(b)           Subject to Section 5.1, Sumitomo and Apex Sweden hereby acknowledge and agree that if the Sumitomo Interestholders complete the Sale of all, but not less than all, of their Sumitomo Interests to a Proposed Third-Party Buyer pursuant to Article V of the MSC Shareholders Agreement, Sumitomo shall continue to be obligated to satisfy the payment obligations set forth herein and Sumitomo shall not be relieved or discharged of its obligations with respect thereto.  Notwithstanding the foregoing, if the Sumitomo Interestholders Sell all, but not less than all, of their Sumitomo Interests to a Qualified Third Party, and if such Qualified Third Party expressly assumes all of Sumitomo Interestholders’ obligations with respect to such Sumitomo Interests under this Agreement in a writing delivered to Apex Sweden, then Sumitomo shall be relieved and discharged of its obligations hereunder to the extent they have been assumed by the Qualified Third Party.

(c)           Notwithstanding the foregoing, if Bolivia or any action taken by any Governmental Authority of Bolivia requires the issuance or Sale to any Governmental Authority of Bolivia, citizens of Bolivia, or any other Person of an any Interests or Indirect Interests (a “Governmental Equity Ownership”), then the Silver Share and Zinc Share shall be adjusted downward, on a pro rata basis, to reflect the then current direct or indirect ownership of Sumitomo in MSC following such event.  The Parties acknowledge and agree that to the extent the Government Equity Ownership adjusts upward or downward at any time thereafter, the Silver Share and the Zinc Share shall adjust, on a pro rata basis, accordingly, provided that neither the Silver Share nor the Zinc Share shall be adjusted to a percentage interest in excess of that set forth in the definitions of such terms in the Agreement as of the Closing Date.

(d)           Notwithstanding the foregoing, (i) if Bolivia or any action taken by any Governmental Authority of Bolivia requires the issuance or sale to any Governmental Authority of Bolivia, citizens of Bolivia, or any other Person of an equity or other participation interest in the Mine (a “Governmental Mine Ownership”) and (ii) such Governmental Mine Ownership results in such Governmental Authority or Bolivia or citizens of Bolivia or other Persons, as applicable, owning, directly or indirectly, a percentage of any shipment of Concentrates, then the Silver Share and Zinc Share, as applicable, shall be adjusted downward, on a pro rata basis on a per shipment basis, to reflect the then current direct or indirect ownership of Sumitomo in such shipment as a result of Sumitomo’s then current direct or indirect ownership in MSC; provided that neither the Silver Share nor the Zinc Share, as applicable, with respect to any such shipment shall be adjusted to a percentage interest in excess of that set forth in the definitions of such terms in the Agreement as of the Closing Date.

ARTICLE VI
ADDITIONAL PROVISIONS

Section 6.1             Access to Records.

(a)           The Parties shall, and shall cause New Metals, any other seller of Concentrates under a Sales Agreement and MSC to, keep and maintain complete and accurate books, records and accounts relating to the sales of Concentrates pursuant to the Sales Agreements.  Such books, records and accounts shall be maintained for at least seven years after the calendar year to which they relate.  During the term of this Agreement and for a period of seven years thereafter, the Parties shall, and shall cause New Metals, any other seller of Concentrates under a Sales Agreement and MSC to, afford to Sumitomo and its accounting, legal, and other representatives, as well as their respective officers and employees, reasonable access, upon reasonable notice, to all such books, records and accounts and any other documents, agreements, accounting records, and financial statements utilized in calculating the Quarterly Zinc Payment and the Silver Payment.

(b)           Sumitomo shall have the right, from time to time (but in no event more than once per fiscal quarter), to have either Sumitomo or an independent auditor audit the such books, records, accounts and other documents, agreements and financial statements to verify the accuracy of the information provided by Apex Sweden pursuant to ARTICLE II and ARTICLE III.  Any such audit shall be at Sumitomo’s expense and shall be limited to the Quarterly Zinc Payments and Silver Payments adjusted pursuant to Section 2.5 and Section 3.3, respectively (i.e. only the “final payments” are to be audited and not the “provisional payments”).  Sumitomo shall promptly provide Apex Sweden a copy of all such audits.

(c)           If the audit reveals an overpayment by Sumitomo for a Quarterly Zinc Payment or Silver Payment, then Apex Sweden shall promptly pay to Sumitomo the amount of any overpayment revealed by any such audit, plus interest thereon, calculated daily (computed on the actual days elapsed over a year of 360 days), at the Default Rate, for the period commencing on payment of the original amount by Sumitomo to Apex Sweden and ending on the date such overpayment amount (together with the accrued interest thereon) is paid in full.  Such amount shall be paid in Dollars by wire transfer in immediately available funds to the bank account of Sumitomo designated by it in writing to Apex Sweden.

(d)           If the audit reveals an underpayment by Sumitomo for a Quarterly Zinc Payment or Silver Payment, then Sumitomo shall make payment of any underpayment concurrently with the next applicable quarterly payment, plus interest thereon, calculated daily (computed on the actual days elapsed over a year of 360 days), at the Default Rate, for the period commencing on payment of the original amount by Sumitomo to Apex Sweden and ending on the date such underpayment amount (together with the accrued interest thereon) is paid in full.

(e)           Any dispute regarding an audit and the accuracy thereof shall be addressed in accordance with Section 6.5.

Section 6.2                No Right of Off-Set.  All amounts required to be paid to Apex Sweden under this Agreement shall be paid to Apex Sweden in full and in a timely manner without assertion of any right of offset, counterclaim, withholding, deduction, right of cross-collateralization, or right of reduction on account of any obligations.

Section 6.3                Entire Agreement.  This Agreement (together with the Purchase and Sale Agreement and the other Transaction Documents) contain, and are intended as, a complete statement of all of the terms of the agreements among the Parties with respect to the matters provided for herein and therein, and supersede and discharge any previous agreements and understandings between the Parties with respect to those matters; provided, however, that the Confidentiality Agreement shall survive the execution and termination of this Agreement and continue in full force and effect in accordance with its terms.

Section 6.4                Governing Law; Language.  This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, including Section 5-1401 of the New York General Obligations Law, as applied to contracts made and performed within the

State of New York, without regard to any choice or conflicts of law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of New York.  This Agreement has been negotiated and executed by the Parties in English.  In the event any translation of this Agreement is prepared for convenience or any other purpose, the provisions of the English version shall govern.  If any doubt, misunderstanding, or dispute arises in their interpretation, the English version shall govern.

Section 6.5                Dispute Resolution.  Any controversy, claim, or dispute between the Parties that arises out of or relates to this Agreement, including any claim or controversy relating to the interpretation, breach, termination, or invalidity of any provision hereof, shall be exclusively and finally settled pursuant to and in accordance with the Dispute Resolution Agreement.

Section 6.6                Headings.  The article and section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

Section 6.7                Notices.  All notices and other communications hereunder shall be in writing and shall be delivered personally, telecopied (if receipt of which is confirmed by the Person to whom sent), or sent by internationally recognized overnight delivery service to the Parties at the following addresses (or to such other Person or address for a Party as specified by such Party by like notice) (notice shall be deemed given and received upon receipt, if delivered personally, by overnight delivery service or by telecopy, except that notice of a change of address shall not be deemed given and received until actually received):

(a)           If to Apex Sweden, to it at:

Apex Silver Mines Sweden AB
c/o Apex Silver Mines Corporation
1700 Lincoln Street, Suite 3050
Denver, Colorado  80203  U.S.A.
Attention:  Senior Vice President, Marketing and Strategic Planning
Telecopier: +1 (303) 839-5907

(b)           If to Sumitomo, to it at:

Sumitomo Corporation
8-11, Harumi, 1-chome,
Chuo-ku, Tokyo, 104-8610 Japan
Attention:General Manager, Non-Ferrous Metals
& Raw Materials Dept.
Telecopier: +81-3-5166-6423

Section 6.8                Severability.  If at any time any covenant or provision contained herein is deemed in a final ruling of a court or other body of competent jurisdiction (including an arbitral tribunal convened in accordance with the Dispute Resolution Agreement) to be invalid or unenforceable, such covenant or provision shall be considered divisible and such covenant or provision shall be deemed immediately amended and reformed to include only such portion of such covenant or provision as such court or other body has held to be valid and enforceable (provided such amended and reformed provision shall be amended, reformed and construed in a manner that reflects and carries out the provisions and the intent of the Parties); and the Parties agree that such covenant or provision, as so amended and reformed, shall be valid and binding as though the invalid or unenforceable portion had not been included herein.

Section 6.9                Amendment; Waiver.  No provision of this Agreement may be amended or modified except by an instrument or instruments in writing signed by the Parties and designated as an amendment or modification.  No waiver by any Party of any provision of this Agreement shall be valid unless in writing and signed by the Party making such waiver and designated as a waiver.  No failure or delay by any Party in exercising any right, power, or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof or the exercise of any other right, power, or remedy preclude any further exercise thereof or the exercise of any other right, power, or remedy.  No waiver of any provision hereof shall be construed as a waiver of any other provision.

Section 6.10              Assignment and Binding Effect.

(a)           Subject to Section 6.10(b), no Party may assign any of its rights or delegate any of its obligations under this Agreement without (i) the prior written consent of the other Party and (ii) the complete written assumption by the assignee of all of the obligations of the assignor under this Agreement.  All of the terms and provisions of this Agreement shall be binding on, and shall inure to the benefit of, the respective successors and permitted assigns of the Parties.

(b)           Notwithstanding anything to the contrary herein, the Parties acknowledge and agree that (i) Apex Sweden may assign its rights and obligations hereunder to Apex Luxembourg, and (ii) Apex Luxembourg may then assign its rights and obligations hereunder to Apex.

Section 6.11              No Benefit to Others.  Except as expressly set forth herein, the representations, warranties, covenants, and agreements contained in this Agreement are for the sole benefit of the Parties and their respective successors and permitted assigns, and they shall not be construed as conferring and are not intended to confer any rights, remedies, obligations, or liabilities on any other Person, unless such Person is expressly stated herein to be entitled to any such right, remedy, obligation, or liability.

Section 6.12              No Consequential Damages.  No Party shall be liable for any punitive, multiple, or other exemplary damage or loss, or any indirect, special, incidental, or consequential loss or damage, lost profits, loss of use, or lost revenues suffered by any other Party arising from or relating to a Party’s performance, non-performance, breach of, or default under a covenant, warranty, representation, term, or condition of this Agreement.  Each Party waives and relinquishes claims for such punitive, multiple, exemplary, indirect, special, incidental, or consequential losses or damages, lost profits, loss of use, or lost revenues.  The limitations on liability and damages set forth in this Section 6.12 apply to all causes of action that may be asserted hereunder, whether sounding in breach of contract, breach of warranty, tort, product liability, negligence, or otherwise.

Section 6.13              Counterparts.  This Agreement may be executed by the Parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

Section 6.14              Interpretation.

(a)           As used herein, except as otherwise indicated herein or as the context may otherwise require: (i) the words “include,” “includes,” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import; (ii) the words “hereof,” “herein,” “hereunder,” and comparable terms refer to the entirety of this Agreement, and not to any particular article, section, or other subdivision hereof; (iii) any pronoun shall include the corresponding masculine, feminine, and neuter forms; (iv) the singular includes the plural and vice versa; (v) references to any agreement or other document are to such agreement or document as amended, modified, supplemented, and restated now or hereafter from time to time; (vi) references to any statute or regulation are to it as amended, modified, supplemented, and restated now or hereafter from time to time, and to any corresponding provisions of successor statutes or regulations; (vii) except as otherwise expressly provided in this Agreement, references to “Article,” “Section,” “preamble,” “recital,” or another subdivision are to an article, section, preamble, recital or subdivision hereof; and (viii) references to any Person include such Person’s respective successors and permitted assigns.

(b)           Any reference herein to a “day” or number of “days” (without the explicit qualification of “Business”) shall be deemed to refer to a calendar day or number of calendar days.  If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice may be taken or given on the next succeeding Business Day.

(c)           Any financial or accounting terms that are not otherwise defined herein shall have the meanings given thereto under GAAP.

Section 6.15              Rules of Construction.  The Parties agree that they have been represented by counsel during the negotiation, preparation, and execution of this Agreement and, therefore, waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document shall be construed against the Party drafting such agreement or document.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

APEX SILVER MINES SWEDEN AB

By:	/s/ Marcel DeGuire
Marcel DeGuire
Its:	Marcel DeGuire Director

SUMITOMO CORPORATION

By:	/s/ Mitsuhiko Yamada
Mitsuhiko Yamada
Its:	Executive Officer and General Manager, Mineral Resources Division 1